UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2004

UNITED STATIONERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10653	36-3141189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Golf Road Des Plaines, Illinois		60016-1267
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 699-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

United Stationers Inc.

Item 1.01                     Entry into a Material Definitive Agreement.

1.  Base Salaries for 2005

On December 7, 2004, the Human Resources Committee (the “HR Committee”) of the Company’s Board of Directors approved annual base salaries, effective as of January 1, 2005, for the Company’s executive officers, including the individuals described in the next sentence and collectively referred to in this report as the “Named Executive Officers.”  The following table sets forth the 2005 and 2004 annual base salaries of (a) the individuals named in the Summary Compensation Table in the Company’s definitive proxy statement dated March 23, 2004, and (b) the individuals anticipated to be named in the Summary Compensation Table in the definitive proxy statement the Company expects to file with the SEC in April 2005 (the “2005 Proxy Statement”):

Name and Position	Year	Base Salary

Richard W. Gochnauer	2005	$802,125
President and Chief Executive Officer	2004	775,000

P. Cody Phipps	2005	$300,000
Senior Vice President, Operations	2004	286,500

Kathleen S. Dvorak	2005	$283,000
Senior Vice President and Chief Financial Officer	2004	273,500

Mark J. Hampton	2005	$282,000
Senior Vice President, Marketing	2004	261,300

John T. Sloan	2005	$269,000
Senior Vice President, Human Resources	2004	260,000

Joseph R. Templet	2005	$260,000
Senior Vice President, Trade Development	2004	253,800

Stephen A. Schultz	2005	$237,300
President, Lagasse, Inc. and Vice President, Category Management, Janitorial/Sanitation	2004	228,150

2.  Cash Bonus Payments for 2004 under the Company’s Management Incentive Plan

On February 22, 2005, the HR Committee of the Company’s Board of Directors determined the respective amounts of the cash bonuses payable to executive officers of the Company for 2004 performance under the Company’s Management Incentive Plan (the “MIP”). The MIP was approved by the Company’s stockholders on May 10, 2000 and included as Appendix B to the Company’s definitive proxy statement filed with the SEC on April 6, 2000. The MIP provides annual incentive compensation opportunities to key employees, other than those who participate in a sales incentive or commission arrangement or are receiving consulting payments from the Company. Under the MIP, cash bonuses become payable for a calendar year under a formula based on percentage attainment of Company performance goals that were predetermined at the beginning of the year by the HR Committee.  At the same time in early 2004 that it set such applicable 2004 performance goals, the HR Committee also established target bonuses based on the participant’s level of responsibility, with bonus awards potentially ranging from zero to 200% of that target depending on actual 2004 performance.

On February 22, 2005, the HR Committee reviewed and determined the respective attainment levels of the MIP performance goals for 2004 and approved the resulting bonus payments to the Company’s executive officers, including the Named Executive Officers.  All of the Named Executive Officers shared identical 2004 total company performance goals, except for Mr. Schultz, for whom predetermined category management performance goals applied, in addition to and weighted more than the total company goals.  As a result, the Named Executive Officers will receive the following respective 2004 MIP cash bonuses, payable in March 2005:

Name and Position	2004 Cash Bonus

Richard W. Gochnauer	$393,151
President and Chief Executive Officer

P. Cody Phipps	$90,837
Senior Vice President, Operations

Kathleen S. Dvorak	$86,715
Senior Vice President and Chief Financial Officer

Mark J. Hampton	$82,847
Senior Vice President, Marketing

John T. Sloan	$82,435
Senior Vice President, Human Resources

Joseph R. Templet	$80,469
Senior Vice President, Trade Development

Stephen A. Schultz	$134,075
President, Lagasse, Inc. and Vice President, Category Management, Janitorial/Sanitation

3.  Performance Goals for 2005 under Proposed Amended and Restated Management Incentive Plan

On February 22, 2005, the Company’s HR Committee and Board of Directors approved a proposed Company Amended and Restated Management Incentive Plan (the “Restated MIP”) and directed that it be submitted for approval by the Company’s stockholders at the Company’s 2005 Annual Meeting of Stockholders (the “2005 Annual Meeting”).  The Restated MIP would provide annual incentive compensation opportunities to key employee participants similar to those previously available under the MIP.  Subject to stockholder approval of the Restated MIP and depending on actual 2005 performance, bonus award opportunities for the Named Executive Officers under the Restated MIP would range from zero to 200% of their respective individual bonus targets established by the HR Committee (80% of 2005 annual base salary for the Company’s President and Chief Executive Officer and 40-50% of their respective 2005 annual base salaries for the other Named Executive Officers).

On February 22, 2005, the HR Committee also established 2005 performance goals and MIP bonus targets for the Company’s executive officers (including the Named Executive Officers) under the Restated MIP, subject to and expressly conditioned on approval of the Restated MIP by the Company’s stockholders at the Company’s 2005 Annual Meeting.  There would be four component “total company” performance goals for 2005 applicable to the Named Executive Officers in the indicated proportions.  Such performance goals would be based on growth in diluted earnings per share (“EPS”) of the Company (weighted at 50%), margin enhancement and expense savings related to identified Company “war on waste” projects (weighted at 25%), return on invested capital (“ROIC”) improvement (weighted at 20%), and improvements in safety based on a safety index (weighted at 5%).  The Company’s results would be adjusted to exclude the impact of stock repurchases, equity compensation expenses, non-routine expenditures and similar items specified by the HR Committee.  For one Named Executive Officer, Mr. Schultz, the performance goals would be based on janitorial/sanitation category revenue and operating contribution in addition to the above total company performance goals.

The company will provide additional information regarding compensation paid to the Named Executive Officers for 2004 in the 2005 Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: February 28, 2005	By:	/s/ Kathleen S. Dvorak
Kathleen S. Dvorak
Senior Vice President and Chief Financial Officer